CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the incorporation by reference in this Proxy Statement/Prospectus and the Statement of Additional Information, constituting part of this Pre-Effective Amendment No. 1 to the Registration Statement on Form N-14, of our report dated October 27, 2017, relating to the financial statements and financial highlights of Geneva Advisors Funds, comprising Geneva Advisors All Cap Growth Fund and Geneva Advisors Equity Income Fund, each a series of the Trust for Professional Managers, which appear in the August 31, 2017 Annual Report and to the references to our firm under the headings "Questions and Answers" and "Experts".



/s/ Cohen & Company, Ltd.
Cleveland, Ohio
December 13, 2017